STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") dated as of February 13, 1997 is between DALE ELMER and SANDRA ELMER ("Sellers") and ELMER'S RESTAURANTS, INC., an Oregon corporation ("Company" or "Buyer").

     1. Sellers agree to sell, transfer and deliver to Buyer and Buyer agrees to purchase from Sellers 152,153 shares of Company Common Stock (the "Shares") at a price of $1.80 per Share.

     2. The sale of 76,076 of the Shares shall take place at a time agreed upon by the parties on February 13, 1997 ("First Closing Date"), at the offices of the Company, 11802 SE Stark Street, Portland, Oregon, or in such other manner as may be agreed to by the parties.

     3. The sale of the remaining 76,077 of the Shares shall take place at a time agreed upon by the parties on February 1, 1998 ("Second Closing Date"), at the offices of the Company, 11802 SE Stark Street, Portland, Oregon, or in such other manner as may be agreed to by the parties.

     4. On the First Closing Date, Sellers shall deliver a certificate for the 76,076 of the Shares being sold by such Sellers on the First Closing Date, duly endorsed in favor of Buyer or accompanied by a stock power duly executed by Sellers assigning such stock to Buyer, and Buyer shall deliver to Sellers $136,936.80 in the form of a check payable to the order of Sellers, representing one-half of the total purchase price to be paid to Sellers.

     5. On the Second Closing Date, Sellers shall deliver a certificate for the 76,077 of the Shares being sold by such Sellers on the Second Closing Date, duly endorsed in favor of Buyer or accompanied by a stock power duly executed by Sellers assigning such stock to
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Buyer, and Buyer shall deliver to Sellers $136,938.60 in the form of a check payable to the order of Sellers, representing one-half of the total purchase price to be paid to Sellers.

     6. Buyer represents and warrants that as of the date hereof: (a) Buyer has filed in a timely manner all reports required to be filed during the twelve calendar months immediately preceding the date hereof under Sections 13 and 14 of the Securities Exchange Act of 1934 and (b) Buyer has not entered into an agreement to sell a controlling interest in the Company to any third-party.

     7. Sellers represent, warrant and acknowledge to Buyer as follows:

          7.1 Sellers initiated the discussions resulting in the parties entering into this Agreement for sale of the Shares.

          7.2 Sellers have good and marketable title to the Shares and have full power and authority to sell, assign, and transfer the Shares. Buyer will acquire good and unencumbered title to the Shares free and clear of all liens, restrictions (other than restrictions imposed by federal and state securities law), charges, and encumbrances and not subject to any adverse claim.

          7.3 Sellers have received and carefully reviewed the Company's Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended March 31, 1996, the Proxy Statement for the Shareholders Meeting held on September 26, 1996, and the Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and September 30, 1996.

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          7.4 Sellers have had an opportunity to discuss the terms of this transaction and the business of the Company with officers of the Company. 7.5 Sellers acknowledge and understand that from time to time the officers of the Company have discussed sale of the Company with various parties and, while no letters of intent or agreements have been signed nor understandings reached, Sellers acknowledge and understand that such a sale may be consummated in the future at a price potentially in excess of $1.80 per Share. 7.6 Sellers acknowledge and agree that the purchase price of $1.80 per Share may not necessarily reflect the value of the Shares as of this date or some future date, or the price per Share for which the Company may be sold in the future. 8. Sellers covenant and agree with Buyer as follows: 8.1 Subsequent to the First Closing Date, Sellers shall not sell or otherwise dispose of the 76,077 of the Shares remaining subject to the Agreement, except in accordance with the Agreement on the Second Closing Date. 8.2 Immediately following the First Closing Date, Sellers shall instruct the Company's transfer agent ("Agent") to issue a new certificate representing the 76,077 of the Shares remaining subject to this Agreement bearing a legend stating that the Shares are subject to this Agreement and their transfer is restricted thereby in the form attached hereto as Exhibit A. Sellers agree that the Company may also instruct the Agent to stop transfer on such certificate representing the 76,077 of the Shares remaining subject to the Agreement if such certificate is submitted to the Agent for transfer.

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          8.3 Sellers will treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public ("Confidential Information") and refrain from using any of the Confidential Information except in connection with this Agreement.

     9. Sellers and Buyer each agree to indemnify, hold harmless, and defend the other from and against, and reimburse the other with respect to, any and all losses, damages, liabilities, costs, expenses, and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses, incurred by the other by reason of or arising out of or in connection with: (a) the breach or inaccuracy of any representation, warranty or acknowledgment contained herein and (b) the nonfulfillment of any covenant or agreement (including this indemnity provision) contained herein.

     10. This Agreement embodies the entire agreement and understanding of the parties in relation to the subject matter hereof and supersedes any and all prior understandings, agreements or representations, warranties or acknowledgments whether written or oral, in regard to such matters.

     11. The Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon.

     12. Notwithstanding the other provisions of this Agreement, including Sections 1 and 3 hereof, neither Buyer nor Sellers shall be obligated to sell or purchase the 76,077 Shares to be purchased on the Second Closing Date if, prior to that date, Buyer shall have

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entered into a definitive agreement pursuant to which shareholders of Buyer shall receive for their shares of common stock of Buyer consideration valued in excess of $1.80 per share.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       DALE M. ELMER
                                       -----------------------------------------
                                       Dale M. Elmer


                                       SANDRA LEE ELMER
                                       -----------------------------------------
                                       Sandra Lee Elmer

                                       ELMER'S RESTAURANTS, INC.,
                                        an Oregon corporation


                                       By: ANITA GOLDBERG
                                           -------------------------------------
                                           Anita Goldberg, President

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                                    EXHIBIT A

     Transfer of the shares represented by this certificate is restricted by the terms of an agreement between the Corporation and certain of its shareholders, a copy of which can be obtained by the record holder of this certificate from the Secretary of the Corporation.

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